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Contact: William M. Gilfillan
Executive Vice President and Chief Financial Officer
Phone: (718) 855-3555

ATLANTIC LIBERTY FINANCIAL CORP.
REPORTS EARNINGS FOR QUARTER AND YEAR ENDED MARCH 31, 2003

BROOKLYN, NY Atlantic Liberty Financial Corp, (Nasdaq: ALFC), the holding company of Atlantic Liberty Savings, F.A. announced earnings of $287,000 or $0.18 per share for the quarter ended March 31, 2003 as compared to $240,000 for the quarter ended March 31, 2002, an increase of 19.6%. Earnings for the year ended March 31, 2003 increased 38.3% to $1,187,000 from $858,000 for the same period in 2002. On October 22, 2002, the Company sold 1,710,984 shares of common stock at $10 per share and received net proceeds of $14.8 million exclusive of conversion expenses of $900,000 and $1.4 million that was used to fund the purchase of shares for our Employee Stock Ownership Plan (ESOP). Earnings per share is calculated beginning with the date of conversion and, therefore, no earnings per share is reported for periods prior to the conversion.

The increase in earnings for the quarter ended March 31, 2003 was primarily due to increases of $263,000 in net interest income and $89,000 in non-interest income and a decrease of $78,000 in the provision for loan losses, partially offset by increases of $339,000 in non-interest expense and $45,000 in income tax expense. The increase in net interest income of $263,000 for the quarter ended March 31, 2003 compared to the prior year was attributable to an 18 basis point increase in our net spread to 4.35% from 4.17% while our net interest margin increased 32 basis points to 4.65% from 4.33%. Non-interest income increased $89,000 due to increases of $15,000 in assignment fees and $28,000 of income on the Banks investment in Bank Owned Life Insurance for which there was no comparable income in the prior year. Additionally, the quarter ended March 31, 2002 included a write off of $15,000 for stolen client checks and a reclassification of $14,000. The increase in non-interest expense for the quarter ended March 31, 2003 of $339,000 includes increases of $208,000 in salary and benefits, $50,000 of ESOP expense for which there was no similar charge in the prior year, $45,000 in legal fees and $33,000 in occupancy expense. There was no provision for loan losses in the quarter ended March 31, 2003 versus a provision of $78,000 for the quarter ended March 31, 2002. The allowance for loan losses was $484,000 or .48% of loans outstanding at March 31, 2003 as compared with $435,000 or .47% of loans outstanding at March 31, 2002. The allowance for loan losses at March 31, 2003 was 381.1% of non-performing loans and 60.0% of non-performing loans at March 31, 2002. Non-performing loans represented .13% of total loans at March 31, 2003 and .78% of total loans at March 31, 2002.

The increase in earnings for the year ended March 31, 2003 was primarily due to an increase of $1.5 million in net interest income, $134,000 increase in non-interest income and a reduction of $30,000 in the provision for loan losses partially offset by increases of $1.1 million in non-interest expense and $274,000 in income tax expense. The increase in net interest income of $1.5 million for the year ended

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March 31, 2003 as compared to the prior period resulted from an increase in our interest spread of 74 basis points to 4.16% from 3.42% while our net interest margin increased 70 basis points to 4.37% from 3.67%. Non-interest income for the year ended March 31, 2003 increased $134,000 as compared to the year ended March 31, 2002 primarily due to an increase in loan prepayment and assignment penalty fees of $48,000, a $14,000 increase in late charges on mortgages, a $16,000 increase in checking account fees and $28,000 in income from the Bank's investment in Bank Owned Life Insurance (BOLI) for which there was no comparable income in the prior year. The increase in non-interest expense was primarily caused by a $473,000 increase in salaries and other benefits, $249,000 in expenses related to the conversion to a new data service provider and $234,000 in ESOP expense related to the release of shares to eligible employees.

The Company's assets increased $13.2 million or 10.6% to $137.2 million at March 31, 2003 from $124.0 million at March 31, 2002. The increase in assets was primarily funded by the investment of the net proceeds provided by our stock offering in October 2002, and a decrease in cash and cash equivalents. During the year ended March 31, 2003, net loans receivable increased 8.4% to $100.7 million from $92.9 million. The increase resulted principally from increased origination of one-to-four family mortgages loans as well as $2.8 million of mortgages purchased from other financial institutions, $2.4 million of which were commercial loans.

During the year ended March 31, 2003 mortgage-backed securities increased $6.9 million or 43.7% to $22.7 million from $15.8 million at March 31, 2002, reflecting new purchases of $16.0 million partially offset by pre-payments and amortization of $9.1 million. Other assets include a $2.0 million investment in Bank Owned Life Insurance at March 31, 2003. There was no similar investment at March 31, 2002.

Total deposits of $107.5 million at March 31, 2003 decreased $3.5 million or 3.2% from $111.0 million at March 31, 2002. Equity increased $16.3 million or 185.2% to $25.1 million at March 31, 2003 from $8.8 million at March 31, 2002. The increase is primarily the result of the impact of the conversion and receipt of $14.8 million in net proceeds. Equity at March 31, 2003 also includes net income for the year ended March 31, 2003 of $1.2 million.


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ATLANTIC LIBERTY FINANCIAL CORP.


SELECTED FINANCIAL CONDITION DATA:                       At March 31,
                                               -------------------------------
                                                     2003            2002
                                               --------------- ---------------
                                                        (In Thousands)
Total Assets                                         $137,239        $124,044
Loans Receivable net (1)                              100,655          92,856
Securities Available for Sale                           1,703               -
Securities Held to Maturity                            22,026          16,790
Deposits                                              107,515         110,900
Total Borrowings                                        1,600           2,000
Stockholders Equity                                    25,091           8,789
                                               --------------- ---------------

                                                            Three Months Ended March 31,      Year Ended March 31,
                                                                 2003          2002            2003          2002
                                                            ------------- --------------  ------------- -------------
                                                                      (In thousands, except for per share data)
SELECTED OPERATING DATA:
Interest Income                                                   $2,030         $2,019         $8,182        $8,013
Interest Expense                                                     506            758          2,481         3,819
Net Interest Income                                                1,524          1,261          5,701         4,194
Provision for Loan Losses                                              -             78             40            70
Non-interest income                                                  116             27            356           222
Non-interest expense                                               1,139            800          3,936         2,867
Income before income taxes                                           501            410          2,082         1,479
Income taxes                                                         214            170            895           621
Net income                                                           287            240          1,187           858
Net Income per share                                               $0.18            N/A            N/A           N/A


(1) The allowance for loan losses was $483,882 and $435,104 at March 31, 2003 and 2002, respectively.

SELECTED FINANCIAL RATIOS AND OTHER DATA:
                                                                      At March 31,
                                                            --------------------------------
PERFORMANCE RATIOS:                                               2003            2002
                                                            --------------- ----------------
Return on Average Assets                                             0.87%            0.71%
Return of Average Equity                                             8.31%           10.36%
Interest Rate Spread                                                 4.16%            3.42%

Non-performing assets to total assets                                0.15%            0.65%
Allowance for loan losses to non performing loans                  381.10%           60.00%
Allowance for loan losses to total loan receivable                   0.48%            0.47%

CAPITAL RATIO:
Equity to total assets                                              18.28%            7.09%